                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)               MAY 9, 1997



                            PORTACOM WIRELESS, INC.
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             (Exact name of Registrant as specified in its Charter)



         DELAWARE                        0-23228                33-0650673
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 (State or Other Jurisdiction      (Commission File No.)       (IRS Employer
  of Incorporation)                                          Identification No.)


8055 W. MANCHESTER AVENUE, SUITE #730, PLAYA DEL REY, CALIFORNIA        90293
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(Address of Principal Executive Offices)                              (Zip Code)


       Registrant's telephone number, including area code: (310) 448-4140
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ITEM 5.   OTHER EVENTS

     On May 9, 1997, the Company announced that it has signed agreements in principle to acquire a controlling interest in a paging telecommunications venture in India for an aggregate consideration of approximately $31 million. The Company will secure, subject to certain conditions, including regulatory approval and financing, an approximate aggregate sixty-five percent (65%) interest in Microwave Communications Ltd. ("MCL"), which owns and operates seven paging licenses covering the principal Indian metropolitan areas of New Delhi, Bombay and Calcutta, the three license areas of Uttar Pradesh, Orissa and North East, and four metropolitan areas in the state of Gujarat. These areas have a combined population of approximately 250 million. Each license is valid for a term of ten years and is renewable thereafter.

     MCL has been providing paging services under the trade name "Pagelink" to residents in the metropolitan areas covered by its paging licenses since 1995 and in New Delhi since 1996. Currently, it has the third largest paging subscriber base in India, with approximately 71,000 subscribers. Himachal Futuristics Communications Ltd. is the operator of MCL and presently owns thirty-percent (30%) of the share capital of MCL. Under the terms of the agreements, the Company will acquire all of the shares held by an existing group of stockholders who currently own forty-four percent (44%) of MCL, and subscribe for further capital in a capital increase of MCL which will result in PortaCom becoming the effective owner of approximately sixty-five percent (65%) of MCL.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          The following is furnished as an Exhibit to this Report:

          99.1 Press Release dated May 9, 1997



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:    May 15, 1997                             PORTACOM WIRELESS, INC



                                         By:    /s/ Michael A. Richard
                                            ------------------------------

                                                Michael A. Richard
                                                Vice President, Accounting